Exhibit 99.1

FOR IMMEDIATE RELEASE

Jamie Fulmer (864) 342-5633

jfulmer@advanceamerica.net

Advance America Announces Results of the Third Quarter 2010 and Declares Dividend

SPARTANBURG, S.C., October 27, 2010 — Advance America, Cash Advance Centers, Inc. (NYSE: AEA) today reported the results of its operations for the quarter and nine months ended September 30, 2010.

Highlights Nine Months and Quarter ended September 30, 2010:

•                  Diluted earnings per share for the nine months and quarter were $0.32 and $0.02, respectively.

•                  Excluding a charge for previously disclosed legal settlements, diluted earnings per share for the nine months would have been $0.50, and diluted earnings for the quarter would have been $0.18.

•                  Center gross profit for the quarter was $36.2 million.

•                  Income before income taxes for the quarter was $3.9 million.

•                  Excluding legal settlements, income before income taxes for the quarter would have been $20.1 million.

Commenting on the results of the third quarter of 2010, Advance America’s President and Chief Executive Officer, Ken Compton, said, “Despite the effects of charges related to a legal settlements, our core results once again serve as a solid indication that our basic business approach — including judiciously managing our operations, controlling costs, and maintaining a strong balance sheet— continues to allow Advance America to manage our business in an uncertain economic and regulatory environment.”

Revenues

For the nine months ended September 30, 2010, total revenues decreased 7.3% to $440 million, compared to $474.4 million for the same period in 2009. Total revenues for the quarter ended September 30, 2010 decreased 8.2% to $154.2 million, compared to $167.9 million for the same period in 2009.

These comparisons include the results of operations in Virginia, Washington, South Carolina, Kentucky, and Colorado where regulatory changes have reduced the Company’s revenue and profitability and Arizona, where the company ceased operations. Revenues in these six states were $62.0 million and $17.6 million for the nine months and quarter ended September 30, 2010, compared to $113.4 million and $35.4 million for the same periods in 2009. The Company expects to experience lower revenues in most of these states for some period of time as consumers adjust to the new regulatory framework.

Excluding Virginia, Washington, South Carolina, Kentucky, Colorado, and Arizona, total revenues for the nine months and quarter ended September 30, 2010, increased by 4.7% and 3.0%, respectively, compared to the same periods in 2009.

For the quarter ended September 30, 2010, total revenues for the Company’s centers opened prior to July 1, 2009 and still open as of September 30, 2010 decreased 1.4% compared to the same period in 2009.

Excluding Virginia, Washington, South Carolina, Kentucky, Colorado, and Arizona, total revenues from the Company’s centers opened prior to July 1, 2009 and still open as of September 30, 2010 increased 2.8% for the quarter ended September 30, 2010, compared to the same period in 2009.

Provision for Doubtful Accounts

The provision for doubtful accounts as a percentage of total revenues for the nine months ended September 30, 2010 was 16.2%, compared to 19.6% for the same period in 2009. Loss reserves were lower during the nine months and quarter ended September 30, 2010 compared to the same periods in 2009 due to lower loan balances and reduced losses on the Company’s open-ended line of credit product in Virginia. The Company began offering a line of credit product in Virginia in November 2008; it ceased offering new lines of credit in February 2010, and stopped offering advances under existing lines on October 1, 2010.

For the quarter ended September 30, 2010, the provision for doubtful accounts as a percentage of total revenues was 21.6%, compared to 23.1% for the same period in 2009. The Company did not sell any previously written-off receivables during the quarters ended September 30, 2010 or September 30, 2009.

Legal Settlements

The results of the nine months ended September 30, 2010 include net legal settlement expenses of $18.6 million, compared to $6.4 million for the same period in 2009. For the quarter ended September 30, 2010, results included a net charge of $16.2 million related to the previously disclosed lawsuit settlement compared to $6.4 million for the same period in 2009. The Company believes presenting the effect of legal settlement charges on diluted earnings per share and income before income taxes provides a useful understanding of the Company’s underlying operational performance and the materiality of those charges.

Expenses and Center Gross Profit

For the quarter ended September 30, 2010, the Company’s advertising expense was $5.5 million, or 3.6% of revenue, compared to $4.2 million, or 2.5% of revenues, for the same period in 2009. The Company’s advertising expenses tend to vary from quarter to quarter based on the timing of various initiatives and related business needs.  The Company expects advertising expenses will be approximately 3.5% of revenue for 2010.

Center expenses for the nine months and quarter ended September 30, 2010 were $329.9 million and $118.0 million, respectively, compared to $362.1 million and $124.6 million for the same periods in 2009.

Center gross profit decreased 2.0% to $110.1 million for the first nine months of 2010 from $112.3 million in the same period in 2009. Center gross profit was $36.2 million for the quarter ended September 30, 2010, compared to $43.3 million for the quarter ended September 30, 2009, a decrease of 16.3%.

For the nine months ended September 30, 2010, general and administrative expenses were $47.6 million compared to $42.1 million for the same period in 2009. General and administrative expenses for the quarter ended September 30, 2010 were $14.4 million, compared to $14.3 million for the same period in 2009.

Center Closings

During the quarter ended September 30, 2010, the Company closed or consolidated 122 centers in 14 different states, 101 of which were in Arizona, Washington, and Colorado.  The Company had approximately $2.4 million of center closing costs during the quarter ended September 30, 2010, compared to $0.2 million during the same period in 2009. Closing costs include severance, center tear-down costs, lease termination costs, and the write-down of fixed assets.   For the nine months ended September 30, 2010, the Company closed or consolidated a total of 240 centers.

As of September 30, 2010, the Company had an operating network of 2,360 centers and 64 limited licensees in 31 states, the United Kingdom, and Canada.

Income before Income Taxes

Income before income taxes for the first nine months of 2010 decreased to $37.5 million, compared to $55.1 million for the same period in 2009. Income before income taxes for the quarter ended September 30, 2010 was $3.9 million, compared to $20.7 million for 2009. Excluding net legal settlements of $16.2 million and $6.4 million, respectively, income before income taxes was $20.1 million for the quarter ended September 30, 2010 and $27.1 million for the same period in 2009.

Income Tax Rate

The effective income tax rate as a percentage of income before income taxes was 64.3% and 39.3% for the three months ended September 30, 2010 and 2009, respectively. The effective income tax rate as a percentage of income before income taxes was 46.7% and 37.7% for the nine months ended September 30, 2010 and 2009, respectively.   The increase in the effective tax rate in the current year is primarily a result of a reduction in state tax expense recognized in the prior year and lower pre-tax profits, primarily as a result of the legal settlement charges, along with other discrete items recognized in the current year.

Net Income and Earnings per Share

Net income for the first nine months of 2010 was $20.0 million, compared to $34.4 million for the same period in 2009. Net income for the quarter ended September 30, 2010 was $1.4 million, compared to $12.6 million for 2009.

Diluted earnings per share were $0.32 for the nine months ended September 30, 2010, compared to diluted earnings per share of $0.56 for the same period in 2009. For the quarter ended September 30, 2010, diluted earnings per share were $0.02, compared to diluted earnings per share of $0.20 for the same period in 2009. Excluding the charges for legal settlements, diluted earnings per share for the nine months and quarter ended September 30, 2010, would have been $0.50 and $0.18, respectively, compared to $0.62 and $0.27 for the same periods in 2009.

Quarterly Dividend

Today, the Company’s Board of Directors declared a regular quarterly dividend of $0.0625 per share. The dividend, the Company’s 24th consecutive quarterly dividend, will be payable on December 3, 2010 to stockholders of record as of November 23, 2010.

Since our December 2004 initial public offering, the Company has returned approximately $383.3 million in cash to its stockholders through the repurchase of shares and the payment of quarterly dividends.

Conference Call

The Company will discuss the results on a conference call Thursday, October 28, 2010 at 8:00 a.m. (ET).

To listen to this call, please dial the conference telephone number (877) 303-6168. This call will also be webcast live and can be accessed at Advance America’s website www.advanceamerica.net.  An audio replay of the call will be available online or by telephone (800) 642-1687 (replay passcode: 15327357) until November 11, 2010.

About Advance America Cash Advance

Founded in 1997, Advance America, Cash Advance Centers, Inc. (NYSE: AEA) is the country’s leading provider of non-bank cash advance services, with approximately 2,36 centers and 64 limited licensees in 31 states, the United Kingdom, and Canada. The Company offers convenient, less-costly credit options to consumers whose needs are not met by traditional financial institutions. The Company is a founding member of the Community Financial Services Association of America (CFSA), whose mission is to promote laws that provide substantive consumer protections and to encourage responsible industry practices. Please visit www.advanceamerica.net for more information.

# # #

Forward-Looking Statements and Information:

Certain statements contained in this release may constitute “forward-looking statements” within the meaning of federal securities laws.  All statements in this release other than those relating to our historical information or current condition are forward-looking statements.  For example, any statements regarding our future financial performance (including, but not limited to, estimated costs associated with the consolidation/closing of centers and the effect of new legislation and regulation on our operations), our business strategy, and expected developments in our industry are forward-looking statements.  Although we believe that the current views and expectations reflected in these forward-looking statements are reasonable, those views and expectations and the related statements are inherently subject to risks, uncertainties, and other factors, many of which are not under our control and may not even be predictable.  Therefore, actual results could differ materially from our expectations as of today and any future results, performance, or achievements expressed directly or impliedly by the forward-looking statements.  For a more detailed discussion of some of the factors that may cause our actual results to differ from our current expectations, please refer to the “Risk Factors” section of our Annual Report on Form 10-K for the fiscal year ended December 31, 2009 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, copies of which are available from the Securities and Exchange Commission, upon request from us, or by going to our website: www.advanceamerica.net

Interim Unaudited Consolidated Statements of Income

Three and Nine Months Ended September 30, 2009 and 2010

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2009	2010	2009	2010

Total Revenues	$167,920	$154,228	$474,437	$439,983

Center Expenses:
Salaries and related payroll costs	44,508	43,451	137,425	135,155
Provision for doubtful accounts	38,783	33,308	92,893	71,100
Occupancy costs	23,399	21,740	71,419	67,204
Center depreciation expense	3,159	2,340	10,142	7,596
Advertising expense	4,235	5,530	15,351	15,732
Other center expenses	10,558	11,654	34,870	33,102
Total center expenses	124,642	118,023	362,100	329,889
Center gross profit	43,278	36,205	112,337	110,094

Corporate and Other Expenses (Income):
General and administrative expenses	14,259	14,358	42,128	47,622
Legal settlements	6,399	16,196	6,399	18,584
Corporate depreciation expense	671	447	2,038	1,838
Interest expense	1,556	1,291	4,850	3,565
Interest income	(126)	(49)	(160)	(67)
(Gain)/loss on disposal of property and equipment	(197)	30	(244)	350
Loss on impairment of assets	—	—	2,209	654
Income before income taxes	20,716	3,932	55,117	37,548
Income tax expense	8,135	2,528	20,751	17,535
Net income	$12,581	$1,404	$34,366	$20,013

Net income per common share - basic	$0.21	$0.02	$0.56	$0.33
Weighted average number of shares outstanding - basic	60,866	61,078	60,863	61,039

Net income per common share - diluted	$0.20	$0.02	$0.56	$0.32
Weighted average number of shares outstanding - diluted	61,712	61,626	61,613	61,626

Consolidated Balance Sheets

December 31, 2009 and September 30, 2010

(in thousands, except per share data)

	December 31,	September 30,
	2009	2010
		(unaudited)
Assets
Current assets
Cash and cash equivalents	$38,189	$18,757
Advances and fees receivable, net	204,234	199,767
Deferred income taxes	19,145	19,145
Other current assets	17,383	29,959
Total current assets	278,951	267,628
Restricted cash	4,366	3,768
Property and equipment, net	31,839	25,109
Goodwill	127,031	127,001
Other assets	3,964	3,294
Total assets	$446,151	$426,800

Liabilities and Stockholders’ Equity
Current liabilities
Accounts payable	$13,562	$10,922
Accrued liabilities	31,432	48,304
Income tax payable	11,400	—
Accrual for third-party lender losses	4,528	4,395
Current portion of long-term debt	851	884
Total current liabilities	61,773	64,505
Revolving credit facility	141,058	110,968
Long-term debt	4,367	3,732
Deferred income taxes	23,349	23,349
Deferred revenue	2,717	1,312
Other liabilities	274	341
Total liabilities	233,538	204,207

Commitments and contingencies
Stockholders’ equity
Preferred stock, par value $.01 per share, 25,000 shares authorized; no shares issued and outstanding	—	—
Common stock, par value $.01 per share, 250,000 shares authorized; 96,821 shares issued and 61,614 and 62,159 shares outstanding at December 31, 2009 and September 30, 2010, respectively	968	968
Paid in capital	290,146	290,474
Retained earnings	182,765	191,135
Accumulated other comprehensive loss	(1,934)	(1,943)
Common stock in treasury (35,207 and 34,662 shares at cost at December 31, 2009 and September 30, 2010, respectively)	(259,332)	(258,041)
Total stockholders’ equity	212,613	222,593
Total liabilities and stockholders’ equity	$446,151	$426,800